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                                                         Exhibit (99)

Joint Statement of
Tyson Foods, Inc. and Hudson Foods, Inc.

TYSON AND HUDSON TO MERGE


     Springdale/Rogers, AR (September 4, 1997) - Leland Tollett, Chairman of the Board and CEO of Tyson Foods, Inc. (NASDAQ:TYSNA) and James "Red" Hudson, Chairman of the Board of Hudson Foods, Inc. (NYSE:HFI) announced today that the two companies have signed a definitive agreement under which the companies would merge in a cash and stock transaction.
     Pursuant to the agreement, each share of Hudson common stock will be exchanged for $8.40 in cash and 6/10 of a share of Tyson Foods, Inc. common stock.
     "The decision to sell was not an easy one, or one that was made precipitously," said Mr. Hudson. "Tyson Foods has been our neighbor and friend for 25 years now. They have made us a very good offer, and the Hudson Foods Board and I have decided that it is in the best interest of our shareholders, associates, growers and customers to accept. I look forward to a smooth transition, and a strong company resulting from the merger that will be able to better serve our people and customers."
     "Hudson Foods and Tyson are a perfect fit if there ever was one," said Mr. Tollett. "I have had great respect for Red Hudson and his management team over the years. I am convinced that the combined strength of our two companies will enable us to meet the demands and expectations of all our customers, shareholders, growers and team members. All these groups will be the ultimate beneficiaries of this merger."
     The transaction is subject to certain conditions, including the receipt of applicable regulatory approvals, as well as approval of the Hudson Foods, Inc. shareholders.
     For further information, contact Archie Schaffer (501/290-7232) or Mary Rush (501/290-4351) at Tyson Foods, and Becky Triplett (501/631-5274), or David Siemens, Analyst Contact (501/631-5123) at Hudson Foods.






















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